Exhibit 99.1

99 CENTS ONLY STORES(R) REPORTS THIRD QUARTER 2005 RETAIL SALES OF $235.9 MILLION, UP 3.0% OVER THIRD QUARTER 2004.

CITY OF COMMERCE, CA - October 7, 2005 - 99 Cents Only Stores(R) (NYSE:NDN) (the “Company”) reports total sales of $246.0 million for the third quarter ended September 30, 2005. This represents an increase of 3.0% over sales of $238.9 million for the third quarter of 2004. Third quarter 2005 retail sales for 99 Cents Only Stores were $235.9 million, up 3.0% from sales of $229.1 million for the third quarter of 2004. The sales increase was due to new store growth.

Same-store-sales for 99 Cents Only Stores were slightly down 0.7% for the third quarter of 2005 from the third quarter of 2004. For this period, the number of same-store-sales transactions decreased 2.3% and the average transaction size increased by 1.6% from the third quarter of 2004, from $8.87 to $9.01.

Total sales for the nine months ended September 30, 2005 were $733.3 million, up 3.8% over sales of $706.3 million for the nine months ended September 30, 2004. Total retail sales for the nine months ended September 30, 2005 were $702.3 million, up 4.1% over sales of $674.8 million for the nine months ended September 30, 2004. Same-store-sales for the nine months ending September 30, 2005 were down 2.0%.

During the third quarter of 2005, the Company opened one store, and closed one store due to an eminent domain action. The Company opened eight stores in the first three quarters of 2005 and closed two due to a relocation and an eminent domain action. Approximately five additional stores, all in California and Arizona, are planned for the fourth quarter of 2005. Gross and sellable retail square footage at the end of the third quarter of 2005 were 5.0 million and 3.9 million, respectively. As of September 30, 2005, the Company had 225 stores (36 in Texas), up 3.7% compared to 217 stores (33 in Texas) as of September 30, 2004.

Bargain Wholesale sales for the third quarter of 2005 were $10.1 million compared to $9.9 million in the third quarter of 2004. Year-to-date Bargain Wholesale sales were $31.1 million for 2005, compared to $31.5 million for the nine months ended September 30, 2004. Bargain Wholesale sales represented 4.1% of third quarter 2005 total sales.

Eric Schiffer, CEO of the Company, said “During the third quarter, we believe that the price of gasoline negatively impacted traffic to our stores. Significantly, we were pleased to see our average transaction size increase, which helped to partially offset the fewer number of transactions. Our Company was profitable in the first and second quarter of 2005, and continues to be essentially debt free with a strong cash position. We continue to focus our management team on improving overall execution while building a strong foundation to support future growth. While we continue to make progress addressing a number of operational issues in the stores and across the supply chain, we continue to believe we may not see substantial improvement through the balance of 2005.

The Company has slowed its store opening growth rate in 2005 to approximately 5% to help allow the Company to focus on implementing operational improvements to help enable the Company to support its existing stores and to establish a foundation for future accelerated growth. It is anticipated that these improvement efforts will continue into 2006. The Company plans to increase its store opening growth rate to approximately 10% in 2006. In 2007, the Company plans to accelerate the store opening growth rate to 15-20%. After 2007, the Company currently plans to continue to open stores at a 15-20% growth rate as it expands into new markets as part of its strategy to become one of the nation’s premier deep-discount retailers.”

99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 226 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99¢ Only Stores (the "Company"), its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, and (b) the business and growth strategies of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com

CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Jeff Kniffin, CFO, 323/881-1239.